QuickLinks -- Click here to rapidly navigate through this document

Exhibit No. 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Garner Network Computing Devices, Inc. (650) 919-6217

NCD CEO RESIGNS; DR. GUENTHER PFAFF NAMED ACTING CEO

MOUNTAIN VIEW, Calif., December 6, 2001—Network Computing Devices, Inc. (OTC: NCDI.OB) announced today that Rudolph G. Morin, president and chief executive officer, has tendered his resignation, and that Dr. Guenther Pfaff, a board member, has been named acting president and chief executive officer. Mr. Morin will remain on the Board of Directors and will provide consulting assistance to NCD.

Dr. Pfaff has served on NCD's Board of Directors since January 2001. Since 1984, he has been co-founder and chairman of GTS-GRAL AG, a privately held company based in Switzerland with European-wide presence that focuses on system integration for server- and web-based computing architectures. He was also founder and CEO of ADTCOM Network Computing AG, a Swiss-based distributor for thin client products until June 2000, when he sold the company in a MBO. Dr. Pfaff has held several scientific research positions from 1979 to 1983, and received his PhD from the University in Darmstadt in Computer Science.

About NCD: Founded in 1988, Network Computing Devices, Inc. supplies information access products that extend server-based computing to give customers a competitive edge and a better bottom line. Over 1 million NCD thin clients are installed with over 3 billion hours of operation. The company can be reached on the Internet at: www.ncd.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. These statements involve risks and uncertainties. Further information is included in filings made by NCD from time to time with the Securities and Exchange Commission, including, but not limited to, the Form 10-K for the year ended December 31, 2000 and the Form 10-Q for the quarter ended September 30, 2001.

QuickLinks

  Exhibit No. 99.1